UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 22, 2007

Excelsior Private Equity Fund II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-22277	22-3510108
(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road Stamford, CT	06905
(Address of Principal Executive Offices)	(Zip Code)

(203) 352-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Purchase and Sale Agreement dated as of April 2, 2007 (the “Purchase Agreement”) between AIG PineStar Capital II, L.P., a Cayman Islands exempted limited partnership, and the Registrant has been approved by a two-thirds majority vote of the Fund’s shareholders (“Shareholders”). Upon its liquidation, the Registrant will distribute to Shareholders approximately $250 per unit, of which 80%-95% is expected to be paid in August 2007, with the remainder to be paid in September or October 2007. Full details are included below and more specific information will be communicated as it becomes available.

The Registrant held a Special Meeting (the “Meeting”) of Shareholders on June 22, 2007 at which the Purchase Agreement received formal shareholder approval. Shareholders who were not able to attend in person voted via proxy.

Shareholders voted on the following two proposals:

1.	To consider and act upon a proposal to sell substantially all of the non-cash assets of the Registrant;

2.	To consider and approve a proposal to liquidate and dissolve the Registrant.

Of the Registrant’s total 195,730 units, 132,805 units (67.85% of Shareholders) voted. The amount needed for approval was 66 2/3% of total Registrant units. The final Shareholder vote, as certified by Broadridge Financial Solutions, Inc. was:

Proposal 1
• for approval of the sale:	131,905 units (67.39% of total units of 195,730)
• against:	750 units (0.38%)
• abstain:	150 units (0.08%)

Proposal 2
• for approval of plan to liquidate and dissolve the Registrant:	131,930 (67.40%)
• against:	725 (0.37%)
• abstain:	150 (0.08%)

The following schedule provides the distribution history of the Registrant from its inception to March 31, 2007.

Schedule A: Distribution History (inception-3/31/07)

Date	Distribution Amount (per unit)
January 31, 1998	$4.58
January 31, 1999	$39.18
January 31, 2000	$163.27
October 31, 2000	$160.70
January 31, 2002	$50.09
October 31, 2002	$223.75
October 31, 2003	$65.00
January 31, 2005	$60.09

TOTAL DISTRIBUTIONS TO DATE	$766.66
Approximate Share of Sale Proceeds	$250.00

ESTIMATED TOTAL	$1016.66

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior Private Equity Fund II, Inc.
(Registrant)

Date: June 27, 2007	/s/ David R. Bailin
David R. Bailin
Co-Chief Executive Officer

Date: June 27, 2007	/s/ Raghav V. Nandagopal
Raghav V. Nandagopal Co-Chief Executive Officer